Exhibit 99.1

Press Release New York

SOTHEBY’S ANNOUNCES 2011 THIRD QUARTER

AND FIRST NINE MONTHS RESULTS

•	First Nine Months Revenues of $547.6 million, a 20% Increase
•	First Nine Months Net Income of $99.9 million, a 55% Increase
•	New York November Impressionist and Modern Art Sales Achieve Solid Results of $229.7 million
•	Increase in Quarterly Dividend from $0.05 a share to $0.08 a share

November 7, 2011, New York — Sotheby’s (NYSE: BID) today announced results for the third quarter and first nine months ended September 30, 2011.

For the three months ended September 30, 2011, Sotheby’s auction and related revenues totaled $52.9 million, which is $2.2 million, or 4%, lower than the prior period. This is largely due to an $8.1 million, or 4%, decline in net auction sales over the period resulting from a $13.8 million decrease in single-owner sales during the quarter. Net loss for the third quarter is $29.7 million as compared to a net loss of $19.4 million in the prior period. The increased loss is partially attributable to higher general and administrative expenses and lower auction commission revenues. Current quarter results are also unfavorably impacted by $5.7 million of Dealer segment inventory writedowns related to Noortman Master Paintings, restructuring charges of $2.2 million related to the streamlining of Sotheby’s European selling operations and a $1.5 million charge related to the redemption of $18.1 million of Sotheby’s Convertible Notes. Third quarter 2011 net loss is reduced by an $11.6 million tax benefit recognized due to the reversal of a valuation allowance on certain deferred tax assets.

Because of the seasonal nature of the art auction market, Auction Sales in the third quarter have historically represented only approximately 7%-10% of annual Auction Sales, and the third quarter has historically been a loss period for the Company. As a result, third quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six and twelve month periods, which better reflect the auction market business cycle.

For the nine months ended September 30, 2011, Sotheby’s net income is $99.9 million, a $35.2 million, or 55%, increase when compared to the same period in the prior year. This improvement is principally due to higher auction and private sale commission revenues, partially offset by an increase in operating expenses that is due, in part, to higher incentive compensation costs, a higher level of direct costs consistent with the volume and composition of auction sales, and the cost of investments in strategic initiatives. Year-to-date results are also unfavorably impacted by $8.3 million of Dealer segment inventory writedowns related to Noortman Master Paintings as well as year-to-date restructuring charges of $4.5 million. September year-to-date results also reflect the impact of the reversal of the aforementioned valuation allowance on certain deferred tax assets.

“Sotheby’s continues to enjoy fierce bidding for great works of art,” said Bill Ruprecht, President and Chief Executive Officer. “Consolidated sales1 for the first nine months are up 36% to $3.8 billion and against a backdrop of global economic volatility, our Impressionist sales last week brought $229.7 million. There is vibrant demand for works of art which are fresh to the marketplace and appropriately priced.”

Fourth Quarter Sales

Last week in New York, our Impressionist and Modern Art sales brought a strong $229.7 million, well within the pre-sale estimate of $202/289 million and with exceptional prices for many works. The highlight of the evening sale was Gustav Klimt’s Litzlberg am Attersee which brought spirited competition in the sales room and sold for $40.4 million, much above the pre-sale estimate of $25 million. Other highlights included Pablo Picasso’s L’Aubade which sold for $23.0 million, setting the record at auction for a late work by the artist and Gustave Caillebotte’s Le Pont d’Argenteuil et la Seine which sold for $18.0 million, well in excess of the pre-sale high estimate of $12 million and a new record for the artist at auction.

Last month in Hong Kong, Sotheby’s series of sales brought $410.8 million, the second highest total ever for a week-long series of sales at Sotheby’s Hong Kong and well within the pre-sale estimate of $353/485 million. Record various-owner sales totals were achieved for Contemporary Asian Art, 20th Century Chinese Art, Fine Chinese Paintings, Magnificent Jewels and Jadeite, and Important Watches. In addition, records were set for Ming Porcelain, the highest prices per carat for a Fancy Vivid Blue Diamond and a Fancy Vivid Orange Diamond, as well as for the key 20th Century artist Zao Wou-ki. These successful results bring Sotheby’s Hong Kong 2011 consolidated sales1 total to a watershed $1 billion which is a 38% increase from 2010’s equivalent sales total of $724 million.

Sotheby’s October series of Contemporary and Italian Art sales brought $72.5 million in London, within the pre-sale estimate of $66/91 million. The 20th Century Italian Art sale, including the single-owner sale titled Italian Identity, achieved the highest ever total for a sale in this category with a total of $34.1 million. Highlighting the sales were Lucian Freud’s Boy Head which sold for $5.0 million and Alberto Burri’s Combustione legno which also sold for $5.0 million, almost three times the high estimate and achieving a record at auction for the artist.

Upcoming Sales

Our Contemporary Art sales begin on Wednesday in New York and are highlighted by four paintings by Clyfford Still which are being sold by the City and County of Denver from the estate of the artist’s late wife Patricia to benefit the Clyfford Still Museum. The two works by Clyfford Still are 1949-A-No.1, a canvas of fiery reds and velvety blacks that has a pre-sale estimate of $25/35 million and 1947-Y-No.2, estimated at $15/20 million. Also estimated at $15/20 million is Francis Bacon’s Three Studies for a Self Portrait which was acquired by the present owner in 1967, the year it was painted. The entire Contemporary Art series has a pre-sale estimate of $249/351 million.

The November 15th sale of Magnificent Jewels in Geneva will be led by one of the most impressive diamonds to come to auction in recent years, the Sun-Drop Diamond, a 110.03 carat Fancy Vivid Yellow diamond that is the largest known pear-shaped fancy vivid yellow diamond in the world. Only three diamonds over 100 carats have ever been sold at auction and all three sales were held by Sotheby’s Geneva. The diamond has a purity of VVS1 and has a pre-sale estimate of $11/15 million. The total Magnificent Jewels sale has a pre-sale estimate of $72/103 million.

1Defined as the sum of Aggregate Auction Sales, Private Sales and Dealer revenues. Aggregate Auction Sales represent the hammer (sale) price of property sold at auction plus buyer’s premium and Private Sales represent the total purchase price of property sold in private sales brokered by Sotheby’s.

Note: Estimates do not include buyer’s premium. Sale totals for auctions discussed in this release include buyer’s premium.

Contacts:

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com

Press Department | +44 (0)20 7293 5168 | Matthew Weigman | Matthew.Weigman@Sothebys.com

Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby’s

Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Monday, November 7, 2011, at 4:45 PM EST. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 20612630.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Revenues:
Auction and related revenues	$52,916	$55,104	$516,841	$420,532
Finance revenues	2,923	1,932	9,022	6,568
Dealer revenues	591	14,991	16,848	25,848
License fee revenues	1,408	941	4,119	2,775
Other revenues	372	92	757	626

Total revenues	58,210	73,060	547,587	456,349

Expenses:
Direct costs of services	5,083	4,548	40,295	32,578
Dealer cost of sales	6,012	14,990	20,267	23,305
Marketing expenses	2,803	2,520	10,639	8,736
Salaries and related costs	45,724	46,722	194,186	167,661
General and administrative expenses	37,404	29,723	110,788	93,342
Depreciation and amortization expense	4,461	3,852	12,803	12,304
Restructuring charges, net	2,208	(148)	4,476	(50)

Total expenses	103,695	102,207	393,454	337,876

Operating (loss) income	(45,485)	(29,147)	154,133	118,473
Interest income	530	389	3,667	1,127
Interest expense	(10,330)	(11,840)	(31,277)	(35,176)
Extinguishment of debt, net	(1,529)	—	(1,529)	—
Other (expense) income	(1,086)	2,116	(1,455)	1,244

(Loss) income before taxes	(57,900)	(38,482)	123,539	85,668
Equity in (losses) earnings of investees, net of taxes	(25)	173	28	417
Income tax (benefit) expense	(28,206)	(18,948)	23,631	21,384

Net (loss) income	$(29,719)	$(19,361)	$99,936	$64,701

Basic (loss) earnings per share - Sotheby’s common shareholders	$(0.44)	$(0.29)	$1.47	$0.95

Diluted (loss) earnings per share - Sotheby’s common shareholders	$(0.44)	$(0.29)	$1.43	$0.94

Weighted average basic shares outstanding	67,410	66,377	67,263	66,238
Weighted average diluted shares outstanding	67,410	66,377	69,075	67,025
Cash dividends paid per common share	$0.05	$0.05	$0.15	$0.15

5